Exhibit 99.1

Albany International Reports Second-Quarter Financial Results

          Second-Quarter Highlights

•	Net income per share was $0.63, compared to $0.64 for the same period last year.

•	Net sales were $261.6 million, an increase of 5.7 percent compared to the same period last year.

•	Net cash provided by operating activities was $19.1 million, compared to $22.4 million for the same period in 2005.

•	The Company achieved important milestones in its engineered composites business.

•	During the quarter, the Company repurchased 758,720 shares of its Class A Common Stock at a cost of $30.4 million.

          ALBANY, N.Y., July 20 /PRNewswire-FirstCall/ -- Albany International Corp. (NYSE: AIN; PCX, FWB) reported second-quarter net income of $0.63 per share, compared to $0.64 per share for the same period last year.

          Net sales increased $14.2 million, or 5.7 percent, compared to the second quarter of last year.  Excluding the effect of changes in currency translation rates, net sales increased 4.6 percent.  The following table presents net sales by segment and the effect of changes in currency translation rates:

			Percent Change	Increase in Second-Quarter 2006 Net Sales due to Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect
	Net Sales Three Months ended June 30,

(in thousands)	2006	2005

Paper Machine Clothing	$194,461	$185,265	5.0%	$2,545	3.6%
Applied Technologies	37,765	34,485	9.5%	241	8.8%
Albany Door Systems	29,404	27,656	6.3%	82	6.0%
Total	$261,630	$247,406	5.7%	$2,868	4.6%

          Gross profit was 39.8 percent of net sales in the second quarter of 2006, compared to 40.9 percent for the same period of 2005.  The decrease in the second quarter compared to the same period last year is due principally to the costs associated with the integration of Texas Composite Inc. (TCI) and the ramp-up of manufacturing to meet the TCI order backlog.  Higher petroleum prices increased the cost of materials by approximately $9 million, compared to the second quarter of 2005.  The adverse impact of these material cost increases on gross profit percentages was offset by a combination of revenue growth, price improvements, and efficiency gains.

          Selling, technical, general, and research expenses increased from 27.9 percent of net sales in the second quarter of 2005 to 28.7 percent for the same period of 2006.  The increase is due mainly to the implementation of the previously discussed incentive compensation programs, and the effect of changes in currency translation rates on accounts receivable and other balances held in currencies other than the local currency

          Operating income was $28.9 million in the second quarter of 2006, compared to $32.0 million in the same period last year.  The decline in operating income was attributable to the decline in gross profit percentage and increased selling, technical, general, and research expenses.

          Full-year net sales increased $24.4 million, or 5.0 percent, compared to the same period last year.  Excluding the effect of changes in currency translation rates, net sales increased 5.6 percent.  Following is a table of net sales by segment and the effect of changes in currency translation rates:

				(Decrease) in 2006 Net Sales due to Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect
	Net Sales Six Months Ended June 30,		Percent Change

(in thousands)	2006	2005

Paper Machine Clothing	$378,357	$364,842	3.7%	$(698)	3.9%
Applied Technologies	75,607	66,646	13.4%	(313)	13.9%
Albany Door Systems	58,889	56,982	3.3%	(2,034)	6.9%
Total	$512,853	$488,470	5.0%	$(3,045)	5.6%

          Year-to-date gross profit was 40.6 percent in 2006, compared to 40.8 percent for the first six months of 2005.  Year-to-date operating income was $58.4 million in 2006, compared to $61.8 million in the same period last year.

          Liquidity and Capital Resources

          Net cash provided by operating activities was $19.1 million, in comparison with $22.4 million in the second quarter of 2005.

          Excluding the effects of changes in currency translation rates, inventories increased $5.3 million during the second quarter of 2006, and accounts receivable increased $5.0 million.  The inventory increases are consistent with inventory practices in the second quarters of previous years.

          Capital spending during the quarter was $12.6 million and was $32.4 million for the first six months of 2006.  The Company remains on track with its previously announced capital spending plans, which call for $90-100 million of spending in 2006.  Depreciation was $13.8 million and amortization was $1.2 million for the second quarter of 2006, and are expected to be approximately $54 million and $4 million, respectively, for the full year.

          During the quarter, the Company purchased an additional 758,720 shares of its Class A Common Stock at an average price of $40.06 per share.  For the first half of 2006, the Company acquired 3.5 million shares of its stock at an average price of $37.57 per share.

          The Company anticipates that it will make a contribution of $20 million to its United States pension plan during the third quarter of 2006, in comparison to a contribution of $10 million in the third quarter of 2005.

          Paper Machine Clothing

          This segment includes Paper Machine Clothing and Process Belts (PMC) used in the manufacture of paper and paperboard products.

          Second-quarter net sales of PMC increased 5.0 percent compared to the same period last year.  Excluding the effects of changes in currency translation rates, net sales for the quarter increased 3.6 percent.  Compared to the second quarter of 2005, net sales benefited from volume increases, product upgrades, and price improvements in some regions.

          Paper and paperboard manufacturers in Canada and Europe continued their restructuring activities.  During the first six months of 2006, Canadian papermakers shut down or announced plans to shut down a total of 12 paper machines, while European papermakers shut down 30 paper machines and announced plans to remove an additional 20 machines from production.

          Gross margin in PMC was negatively affected by higher material costs as a result of higher petroleum prices, which were offset by the benefits of increased sales and efficiency improvements.

          Applied Technologies

          This segment includes the emerging businesses that apply our core competencies in advanced textiles and materials to other industries including insulation for personal outerwear and home furnishings (PrimaLoft(R)); specialty materials and composite structures for aircraft and other applications (Albany Engineered Composites); specialty filtration products for wet and dry applications (Albany Filtration Technologies); industrial belts for Tannery, Textile, and Corrugator applications (Albany Industrial Process Belts); and fabrics, wires, and belting products for the nonwovens and pulp industries (Albany Engineered Fabrics).

          Second-quarter Applied Technologies net sales increased 9.5 percent compared to the same period last year and 8.8 percent excluding the effect of changes in currency translation rates.  The segment benefited from strong second-quarter performance in PrimaLoft, Engineered Fabrics, and Industrial Process Belts.

          Gross margin percentages in Albany Engineered Composites declined as a result of costs associated with integrating the first-quarter 2006 acquisition of Texas Composite Inc. and increases in manufacturing capacity to satisfy growth in the order backlog.

          During the quarter, Albany Engineered Composites entered into two long-term, exclusive agreements with leaders in jet engines and aircraft landing gear.  First, Snecma has agreed to develop and commercialize advanced composite fan blades for future jet engines utilizing Albany’s unique technology.  Snecma is a world-leader in aircraft and space engines.  In civil aviation in particular, Snecma and General Electric team up to produce the best-selling family of CFM56 aircraft engines.  Similarly, Messier-Dowty, a world-leader in landing gear, has agreed to develop and build advanced composite landing gear components that will utilize Albany’s technology.

          Albany Door Systems

          This segment includes sales and service of High Performance Doors and after-market sales to a variety of industrial customers.

          Second-quarter Door Systems net sales increased 6.3 percent compared to the second quarter of 2005, and increased 6.0 percent excluding the effect of changes in currency translation rates.  Increased sales in Europe and Australia, both in new products and in the after-market, were responsible for the year-on-year improvements.

          Looking Ahead

          President and CEO Joe Morone commented, “Second-quarter 2006 results reflected the continuation of the trends of the past several quarters.  The highlights were record net sales, driven by continued top-line strength in PMC and growth in the emerging businesses, and the formal agreements in the aerospace composites business with Snecma and Messier-Dowty.  These agreements validate the significant growth potential that we foresee for Albany Engineered Composites.

          “In PMC, we were able to offset inflation and almost all of the increase in materials cost through increased revenue, driven in part by new products, and through internal efficiencies.

          “In the emerging businesses, we continued to balance positive short-term performance with the measures necessary to build the foundation for long-term, sustainable growth.  Earnings this quarter were negatively affected by integration costs at Texas Composite Inc. and ramp-up of their manufacturing capacity to meet a strong order backlog.  We remain confident that the acquisition will be accretive in 2007.

          “Looking forward, our long-term strategy remains on track, and if anything, ahead of schedule:  the emerging businesses continue on their path to sustainable growth; the PMC investments in Asia and Latin America are progressing well; and we are increasingly optimistic about our PMC products and R&D pipeline.  And, while there is always the risk that petroleum price increases will undermine our efforts, we expect that company-wide internal improvement initiatives will have positive impacts on margins beginning late in the fourth quarter of 2006.

          “On the other hand, we do see a notable change in our environment that could affect earnings in the short term.  This earnings release refers to continuing consolidation in the paper industry in Canada and Europe.  In addition, some of our competitors in Europe are aggressively reducing PMC prices.  The combination of the financial pressures on the paper industry and the discounting by our competitors leads us to the conclusion that it would be prudent to expect a slowdown in PMC revenue growth in the near term.

          “Because of the downward pressure on PMC revenue, we are, in this current third quarter, accelerating the above-mentioned internal efforts to improve margins.  These accelerated efforts will have a negative impact on earnings in the third quarter of 2006.  But we are hopeful that by year-end 2006, the resulting margin improvements will offset the impact on earnings from any slowdown in PMC revenue growth.  We remain bullish about the PMC industry and confident that our value generating activities in general, and investments in the growth markets of Asia and Latin America in particular, will have enduring, positive impacts on our PMC business and returns to shareholders.”

          The Company plans a live webcast to discuss second-quarter 2006 financial results on Friday, July 21, 2006, at 9:00 a.m. Eastern Time.  For access, go to www.albint.com.

          Albany International is the world’s largest producer of custom-designed paper machine fabrics and process belts that are essential to the manufacture of paper and paperboard.  In its family of businesses, Albany applies its core competencies in advanced textiles and materials to other industries.  Founded in 1895, the Company is headquartered in Albany, New York, and employs approximately 5,900 people worldwide with plants strategically located to serve its global customers.  Additional information about the Company and its businesses and products is available at www.albint.com.

          This release contains certain items that may be considered to be non-GAAP financial measures.  Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they can provide additional useful information to investors regarding the registrant’s financial condition, results of operations, and cash flows.

          The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period.  That amount is then compared to the U.S. dollar amount reported in the current period.

          Forward-looking statements in this release or in the webcast, including statements about future economic conditions, material and petroleum costs, growth, sales and earnings, new products, research and development, internal efficiencies, pension contributions, future margins, future revenues, the impacts of consolidation and price competition on future revenues or margins, paper industry outlook, capital expenditures, tax rates, and depreciation and amortization are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based on current expectations and are subject to various risks and uncertainties, including, but not limited to, economic conditions affecting the paper industry and other risks and uncertainties set forth in the Company’s 2005 Annual Report to Shareholders and subsequent filings with the U.S. Securities and Exchange Commission.  Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
(in thousands except per share data)
(unaudited)

Three Months Ended June 30,			Six Months Ended June 30,

2006	2005		2006	2005

$261,630	$247,406	Net sales	$512,853	$488,470
157,621	146,231	Cost of goods sold	304,868	288,960
104,009	101,175	Gross profit	207,985	199,510
75,064	69,139	Selling, technical, general and research expenses	149,626	137,680
28,945	32,036	Operating income	58,359	61,830
2,712	3,125	Interest expense, net	4,591	6,814
(137)	263	Other (income)/expense, net	772	1,581
26,370	28,648	Income before income taxes	52,996	53,435
7,749	8,595	Income tax expense	15,737	14,643
18,621	20,053	Income before associated companies	37,259	38,792

66	298	Equity in earnings of associated companies	243	468

18,687	20,351	Net income	37,502	39,260
511,156	450,432	Retained earnings, beginning of period	495,018	434,057

(2,945)	(2,548)	Dividends declared	(5,622)	(5,082)
$526,898	$468,235	Retained earnings, end of period	$526,898	$468,235
		Earnings per share:
$0.63	$0.64	Basic	$1.23	$1.24
$0.62	$0.63	Diluted	$1.21	$1.22
		Shares used in computing earnings per share:
29,554	31,770	Basic	30,481	31,653
30,094	32,246	Diluted	31,019	32,174
$0.10	$0.08	Dividends per share	$0.19	$0.16

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	June 30, 2006	December 31, 2005

ASSETS
Cash and cash equivalents	$103,575	$72,771
Accounts receivable, net	146,681	132,247
Note receivable	18,332	17,827
Inventories	220,528	194,398
Deferred taxes	19,239	22,012
Prepaid expenses	9,154	7,892
Total current assets	517,509	447,147
Property, plant and equipment, net	361,788	335,446
Investments in associated companies	6,968	6,403
Intangibles	15,242	12,076
Goodwill	168,351	153,001
Deferred taxes	77,124	75,875
Cash surrender value of life insurance policies	39,486	37,778
Other assets	28,719	19,321
Total assets	$1,215,187	$1,087,047
LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes and loans payable	$6,705	$6,151
Accounts payable	44,497	36,775
Accrued liabilities	129,418	116,395
Current maturities of long-term debt	11,157	1,009
Income taxes payable and deferred	11,465	14,793
Total current liabilities	203,242	175,123
Long-term debt	331,857	162,597
Other noncurrent liabilities	151,351	144,905
Deferred taxes and other credits	31,659	29,504
Total liabilities	718,109	512,129
Commitments and Contingencies	—	—
SHAREHOLDERS’ EQUITY
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued	—	—
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 34,387,512 in 2006 and 34,176,010 in 2005	34	34
Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 3,236,098 in 2006 and 3,236,476 in 2005	3	3
Additional paid in capital	312,218	319,372
Retained earnings	526,898	495,018
Accumulated items of other comprehensive income:
Translation adjustments	(42,469)	(71,205)
Pension liability adjustment	(40,340)	(40,340)
	756,344	702,882
Less treasury stock (Class A), at cost (8,541,191 shares in 2006 and 5,050,159 shares in 2005)	259,266	127,964
Total shareholders’ equity	497,078	574,918
Total liabilities and shareholders’ equity	$1,215,187	$1,087,047

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,

	2006	2005

OPERATING ACTIVITIES
Net income	$37,502	$39,260
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of associated companies	(243)	(468)
Depreciation	26,936	26,317
Amortization	1,961	1,989
Provision for deferred income taxes, other credits and long-term liabilities	5,024	5,412
Provision for write-off of equipment	321	1,262
Increase in cash surrender value of life insurance	(1,708)	(1,596)
Unrealized currency transaction gains and losses	1,436	(1,867)
Shares contributed to ESOP	4,183	3,364
Stock option expense	770	—
Tax benefit of options exercised	(529)	2,050
Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable	(7,976)	(3,663)
Note receivable	(505)	(913)
Inventories	(20,055)	(14,097)
Prepaid expenses	(999)	(425)
Accounts payable	(3,048)	(3,101)
Accrued liabilities	8,834	1,404
Income taxes payable	(2,551)	(5,209)
Other, net	(3,562)	107
Net cash provided by operating activities	45,791	49,826
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(32,352)	(18,478)
Purchased software	(147)	(1,647)
Proceeds from sale of assets	—	5,067
Acquisitions, net of cash acquired	(8,112)	—
Net cash used in investing activities	(40,611)	(15,058)
FINANCING ACTIVITIES
Proceeds from borrowings	192,996	15,586
Principal payments on debt	(15,677)	(23,362)
Purchase of treasury shares	(131,499)	(1,576)
Purchase of call options on common stock	(47,688)	—
Sale of common stock warrants	32,961	—
Proceeds from options exercised	1,926	5,936
Tax benefit of options exercised	529	—
Debt issuance costs	(5,434)	—
Dividends paid	(5,658)	(5,044)
Net cash provided by/(used in) financing activities	22,456	(8,460)
Effect of exchange rate changes on cash flows	3,168	(7,919)
Increase in cash and cash equivalents	30,804	18,389
Cash and cash equivalents at beginning of year	72,771	58,982
Cash and cash equivalents at end of period	$103,575	$77,371

SOURCE  Albany International Corp.
          -0-                                                                      07/20/2006
          /CONTACT:  Kenneth C. Pulver, Vice President-Global Marketing & Communications of Albany International, +1-518-445-2214/
          /Web site:  http://www.albint.com /